XA Investments LLC

321 North Clark Street

Chicago, IL 60654

September     , 2017

XAI Octagon Floating Rate & Alternative Income Term Trust

321 North Clark Street

Chicago, Illinois 60654

Ladies and Gentlemen:

Reference is made to the Investment Advisory Agreement between XAI Octagon Floating Rate & Alternative Income Term Trust (the “Trust”) and XA Investments LLC (“XAI” or the “Adviser”), dated as of September     , 2017 (the “Advisory Agreement”). This letter agreement (the “Agreement”) confirms the contractual expense reimbursement agreement by Adviser. Capitalized terms used but not defined herein have the meanings ascribed to them in the Advisory Agreement.

1.         Expense Cap.

(a)        The Adviser waive a portion of its advisory fee or reimburse the Trust for certain operating expenses so that the annual operating expenses of the Trust (exclusive of any Excluded Expenses (as defined below) do not exceed 0.30% of the Trust’s Managed Assets (the “Operating Expense Limitation”).

(b)        “Excluded Expenses” are (i) investment advisory fees, (ii) investor support and secondary market services fees, (iii) taxes, (iv) expenses incurred directly or indirectly by the Trust as a result of an investment in a permitted investment (including, without limitation, acquired fund fees and expenses), (v) expenses associated with the acquisition or disposition of portfolio investments (including, without limitation, brokerage commissions and other trading or transaction expenses), (vi) leverage expenses (including, without limitation, costs associated with the issuance or incurrence of leverage, commitment fees, interest expense or dividends on preferred shares), (vii) expenses incurred in connection with issuances and sales of shares of the Trust (including, without limitation, fees, commissions and offering costs), (viii) dividends on short sales, if any, (ix) securities lending costs, if any, (x) expenses of holding, and soliciting proxies for, meetings of shareholders of the Trust (except to the extent relating to routine items such as the election of trustees), (xi) expenses of a reorganization, restructuring, redomiciling or merger of the Trust or the acquisition of all or substantially all of the assets of another fund, or (xii) any extraordinary expenses not incurred in the ordinary course of the Trust’s business (including, without limitation, expenses related to litigation, derivative actions, demands related to litigation, regulatory or other government investigations and proceeding).

2.         Recoupment. In consideration of the Adviser’s agreement to limit the Trust’s expenses, the Adviser may recoup amounts reimbursed pursuant to this Agreement for a period not to exceed three years following the date of such waiver or reimbursement. Recoupment will be made only to the extent it does not cause the Trust’s operating expenses to exceed (a) the

Operating Expense Limitation in effect at the time the expense was paid or absorbed, and (b) the Operating Expense Limitation in effect at the time of such recoupment.

3.         Term and Termination; Amendment.

(a)        This Agreement shall become effective upon the commencement of operations by the Trust. This Agreement will remain in effect for two years from the date of commencement of operations by the Trust, unless sooner terminated with the written consent of the Board of Trustees of the Trust. This Agreement will terminate automatically upon the termination of the Advisory Agreement unless a new Advisory Agreement with the Adviser (or an affiliate of the Adviser) to replace the terminated agreement becomes effective upon such termination.

(b)        No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

4.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

5.         Miscellaneous.

(a)        This Agreement constitutes the entire agreement of the parties with respect to its subject matter.

(b)        The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(c)        If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(d)        This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

(e)        This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

XA INVESTMENTS LLC

Name:
Title

Accepted and Agreed:

XAI OCTAGON FLOATING RATE & ALTERNATIVE INCOME TERM TRUST

Name:
Title:

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